EXHIBIT 99.1

News from Xerox Holdings Corporation
Xerox Releases First-Quarter Results
Reinvention drives momentum in Print and IT Solutions growth following ITsavvy acquisition

Financial Summary

Q1 2025
•Revenue of $1.46 billion, down 3.0 percent, and 1.1 percent in constant currency.
•GAAP net (loss) of $(90) million, or $(0.75) per share, improved by $23 million or $0.19 per share, year-over-year, respectively.
•Adjusted net (loss) of $(4) million, or $(0.06) per share, declined by $15 million or $0.12 per share, year-over-year, respectively.
•Adjusted operating margin of 1.5 percent, 70 basis points lower year-over-year.
•Operating cash flow of $(89) million, lower by $10 million year-over-year.
•Free cash flow of $(109) million, lower by $20 million year-over-year.

NORWALK, Conn., May 1, 2025 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2025 first-quarter results.

"In a quarter marked by increasing levels of macroeconomic and trade policy uncertainty, our team remained focused on what we can control: the balanced execution of our Reinvention and delivering client success," said Steve Bandrowczak, chief executive officer at Xerox. "Improved sales productivity, the successful integration of ITsavvy and other Reinvention-enabled operating efficiencies drove momentum in revenue and positive adjusted operating income in our seasonally lowest quarter. Reinvention is delivering improved operating predictability and sales momentum, positioning Xerox well for long-term growth in revenue and adjusted operating income.”
First-Quarter Key Financial Results

(in millions, except per share data)	Q1 2025	Q1 2024	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,457	$1,502	$(45)	(3.0)% AC (1.1)% CC1
Gross Profit	$426	$443	$(17)	(3.8)%
Gross Margin	29.2%	29.5%	(30) bps
RD&E %	2.9%	3.3%	40 bps
SAG %	25.9%	26.4%	50 bps
Pre-Tax Loss[2]	$(67)	$(150)	$83	NM
Pre-Tax Loss Margin[2]	(4.6)%	(10.0)%	540 bps
Gross Profit - Adjusted[1]	$433	$479	$(46)	(9.6)%
Gross Margin - Adjusted[1]	29.7%	31.9%	(220) bps
Operating Income - Adjusted[1]	$22	$33	$(11)	(33.3)%
Operating Income Margin - Adjusted[1]	1.5%	2.2%	(70) bps
GAAP Diluted Loss per Share[2]	$(0.75)	$(0.94)	$0.19	NM
Diluted (Loss) Earnings Per Share - Adjusted[1]	$(0.06)	$0.06	$(0.12)	NM

First-Quarter Segment Results

(in millions)	Q1 2025	Q1 2024	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other[3]	$1,294	$1,428	$(134)	(9.4)%
IT Solutions[3]	164	74	90	121.6%
Intersegment Elimination[4]	(1)	—	(1)	NM
Total Revenue	$1,457	$1,502	$(45)	(3.0)%
Profit
Print and Other[3]	$41	$58	$(17)	(29.3)%
IT Solutions[3]	5	(1)	6	NM
Total Profit	$46	$57	$(11)	(19.3)%
_____________
(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
(2)First quarter 2025 GAAP Diluted Loss per Share includes a charge to tax expense related to the establishment of $59 million in valuation allowances, or $0.47 per share, and $14 million of after-tax financing-related charges, or $0.11 per share, related to our recently completed debt offering. First quarter 2024 Pre-Tax Loss and Margin, and GAAP Diluted Loss per Share, include after-tax Reinvention-related charges of $100 million, or $0.81 per share, primarily related to the exit of certain Production Print manufacturing operations and geographic simplification.
(3)First quarter 2025, the Company made a change to its reportable segments - Print and Other, and IT Solutions to align with a change in how the Chief Operating Decision Maker, our Chief Executive Officer, allocates resources and assesses performance against the Company’s key growth strategies. Prior to this change, the company had two reportable segments - Print and Other, and XFS. As a result of this change, prior period reportable segment results have been recast to reflect the Company’s current reportable segments. See Reportable Segments - 2024 Segment Review, and APPENDIX II - Reportable Segments.
(4)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.

2025 Guidance
•Revenue: low single-digit growth in constant currency1
•Adjusted1 Operating Margin: at least 5.0%
•Free cash flow1: $350 million to $400 million
Guidance does not include any impact from the pending acquisition of Lexmark. Guidance further excludes potential adverse effects of tariff and trade policy, and the resultant impact on the macroeconomic outlook for the second half of the year, as tariff rates and trade policy remain fluid and unpredictable. We currently expect minimal tariff-related impacts to our financial results in Q2.
We are working with supplier partners to minimize tariff-related cost increases and will monitor client sentiment and demand in response to price increases or surcharges used to mitigate the financial impact of future tariffs.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 Gross Profit and Margin, which exclude the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance and rentals.
•Adjusted1 EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted1 operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax loss and margin.
•Constant currency (CC)1 revenue change, which excludes the effects of currency translation.
•Free cash flow1, which is operating cash flow less capital expenditures.
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(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Media Contact:
Callie Ferrari, Xerox, +1-203-615-3363, Callie.Ferrari@xerox.com
Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com
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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended March 31,
(in millions, except per-share data)	2025	2024
Revenues
Sales	$557	$523
Services, maintenance, rentals and other(1)	900	979
Total Revenues	1,457	1,502
Costs and Expenses
Cost of sales	382	340
Cost of services, maintenance, rentals and other(1)	649	719
Research, development and engineering expenses	42	49
Selling, administrative and general expenses	378	397
Restructuring and related costs, net	(1)	39
Amortization of intangible assets	10	10
Divestitures	(4)	54
Other expenses, net	68	44
Total Costs and Expenses	1,524	1,652
Loss before Income Taxes(2)	(67)	(150)
Income tax expense (benefit)	23	(37)
Net Loss	(90)	(113)
Less: Preferred stock dividends, net	(4)	(4)
Net Loss attributable to Common Shareholders	$(94)	$(117)

Basic Loss per Share	$(0.75)	$(0.94)
Diluted Loss per Share	$(0.75)	$(0.94)
__________
(1)Services, maintenance, rentals and other revenues include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $33 million and $42 million for the first quarter 2025 and 2024, respectively. Cost of services, maintenance, rentals and other include the related cost of financing of $22 million and $27 million for the first quarter 2025 and 2024, respectively.
(2)Referred to as "Pre-tax loss" throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2025	2024
Net Loss	$(90)	$(113)

Other Comprehensive Income (Loss), Net
Translation adjustments, net	105	(32)
Unrealized losses, net	(2)	(1)
Changes in defined benefit plans, net	(21)	36
Other Comprehensive Income, Net	82	3

Comprehensive Loss, Net	$(8)	$(110)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$336	$576
Accounts receivable (net of allowance of $68 and $69, respectively)	819	796
Billed portion of finance receivables (net of allowance of $3 and $2, respectively)	43	48
Finance receivables, net	583	608
Inventories	836	695
Other current assets	250	212
Total current assets	2,867	2,935
Finance receivables due after one year (net of allowance of $50 and $55, respectively)	1,013	1,089
Equipment on operating leases, net	248	245
Land, buildings and equipment, net	195	251
Intangible assets, net	228	236
Goodwill, net	1,954	1,937
Deferred tax assets	607	615
Other long-term assets	1,099	1,057
Total Assets	$8,211	$8,365
Liabilities and Equity
Short-term debt and current portion of long-term debt	$599	$585
Accounts payable	1,120	1,023
Accrued compensation and benefits costs	199	227
Accrued expenses and other current liabilities	721	784
Total current liabilities	2,639	2,619
Long-term debt	2,699	2,814
Pension and other benefit liabilities	1,077	1,088
Post-retirement medical benefits	152	154
Other long-term liabilities	363	386
Total Liabilities	6,930	7,061

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	126	124
Additional paid-in capital	1,141	1,137
Retained earnings	3,403	3,514
Accumulated other comprehensive loss	(3,617)	(3,699)
Xerox Holdings shareholders’ equity	1,053	1,076
Noncontrolling interests	4	4
Total Equity	1,057	1,080
Total Liabilities and Equity	$8,211	$8,365

Shares of Common Stock Issued and Outstanding	125,780	124,435

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2025	2024
Cash Flows from Operating Activities
Net Loss	$(90)	$(113)

Adjustments to reconcile Net loss to Net cash used in operating activities
Depreciation and amortization	60	59
Provisions	18	57
Net gain on sales of businesses and assets	(3)	—
Divestitures	(4)	54
Stock-based compensation	12	12
Restructuring and asset impairment charges	(1)	31
Payments for restructurings	(18)	(16)
Non-service retirement-related costs	18	23
Contributions to retirement plans	(34)	(31)
Increase in accounts receivable and billed portion of finance receivables	(12)	(19)
Increase in inventories	(137)	(133)
Increase in equipment on operating leases	(30)	(22)
Decrease in finance receivables	128	210
Increase in other current and long-term assets	(16)	(2)
Increase in accounts payable	89	17
Decrease in accrued compensation	(30)	(86)
Decrease in other current and long-term liabilities	(48)	(77)
Net change in income tax assets and liabilities	(2)	(44)
Net change in derivative assets and liabilities	—	6
Other operating, net	11	(5)
Net cash used in operating activities	(89)	(79)
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(20)	(10)
Proceeds from sales of businesses and assets	27	4
Acquisitions, net of cash acquired	1	—
Other investing, net	(2)	(11)
Net cash provided by (used in) investing activities	6	(17)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(104)	335
Purchases of capped calls	—	(23)
Dividends	(39)	(37)
Payments to acquire treasury stock, including fees	—	(3)
Other financing, net	(16)	(11)
Net cash (used in) provided by financing activities	(159)	261
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(10)
(Decrease) increase in cash, cash equivalents and restricted cash	(241)	155
Cash, cash equivalents and restricted cash at beginning of period	631	617
Cash, Cash Equivalents and Restricted Cash at End of Period	$390	$772

First Quarter 2025 Overview
In the first quarter balanced execution, the benefits of last year’s Reinvention-related organizational changes and ongoing Reinvention initiatives resulted in an improved revenue trajectory and another quarter of double-digit declines in operating expenses, excluding one-time Reinvention costs and the impact from the recent acquisition of ITsavvy. Sales productivity and services metrics improved year-over-year, and the ITsavvy integration and cost reduction programs are running ahead of Plan, placing us firmly on a near-term path for revenue stabilization and growth in adjusted1 operating income.
Equipment sales of $284 million in the first quarter 2025 declined 2.1% in actual currency, or 0.7% in constant currency1, as compared to the first quarter 2024, an improvement in the pace of decline compared to recent quarters. The decline primarily reflects product mix and reductions in high-end installations, due to exit of certain production print manufacturing operations in the prior year. Total equipment installations increased approximately 24.0% year-over-year, due primarily to growth in entry level equipment and modest growth in mid-range equipment.
Post-sale revenue of $1.2 billion declined 3.2% in actual currency, or 1.2% in constant currency1, as compared to first quarter 2024. First quarter 2025 post-sale revenue included an 8.2-percentage point benefit from the recent acquisition of ITsavvy. Excluding ITsavvy, post-sale revenue declined 11.4% in actual currency. The decline was primarily due to lower managed print services2 revenue. Reinvention-related actions and lower financing revenue also contributed to the decline. Excluding these effects and including growth in legacy IT Solutions’ backlog3, post-sale revenue declined low single digits.
Pre-tax loss of $67 million for the first quarter 2025 improved by approximately $83 million as compared to a pre-tax loss of $150 million in the first quarter 2024. Pre-tax loss margin improved 5.4% for the first quarter 2025 as compared to the first quarter 2024 and included a 0.6-percentage point benefit from the recent acquisition of ITsavvy. Further benefiting the first quarter 2025 was the exit of certain production print manufacturing operations in the prior year period and sales of certain direct business operations in Latin America, which resulted in a net disposal loss of $54 million in the first quarter 2024, lower Restructuring and related costs, net, as well as lower Selling, administrative and general expenses associated with productivity and cost savings related to the Company's Reinvention. These benefits were partially offset by higher Other expenses, net, primarily reflecting fees associated with the recently completed debt offering, and lower revenue and associated gross profit.
Adjusted1 operating income of $22 million decreased by $11 million as compared to first quarter 2024, reflecting lower revenue and gross profit, as well as higher advertising expense, partially offset by productivity and cost savings related to the Company's Reinvention, lower bad debt expense and favorable currency.
Given the evolving and fluid nature of proposed tariff policies, and the uncertain impact of future policy outcomes on macroeconomic conditions, we have not adjusted our full-year outlook. For the year, we expect Revenue to grow low single-digits in constant currency1, inclusive of a full year of revenue associated with the recent ITsavvy acquisition, adjusted1 operating margin of at least 5.0%, and free cash flow1 to be in a range of $350 to $400 million in 2025. Guidance does not include any impact from the pending acquisition of Lexmark. Guidance further excludes potential adverse effects of tariff and trade policy, and the resultant impact on the macroeconomic outlook for the second half of the year, as tariff rates and trade policy remain fluid and unpredictable. We currently expect minimal tariff-related impacts to our financial results in the second quarter of 2025.
Tariffs
Xerox’s current exposure to purchases subject to reciprocal tariffs in the U.S., excluding China, is less than 10% of total company cost of sales. Following ongoing adjustments in manufacturing capacity, product purchases imported to the U.S. and subject to China tariffs is expected to be limited to a low single digit percentage of cost of sales by the end of 2025, impacting only select equipment, parts, and supplies. Plans are in place today to shift most China-produced goods to countries with lower tariffs. Revenues from Print Services and Financing, which is more than 60% of total Print revenue, has minimal reliance on imported products. In IT Solutions, tariff exposure varies by OEM partner, and we expect associated costs to be fully passed through to end users.
Based on tariffs in place on May 1, the expected reduction in operating income, net of price and supply chain mitigation measures already in place or planned, associated with incremental tariff costs, would be around $50 million in 2025. If China tariffs are reduced from 145% to 60%, we expect to be able to offset the impact of tariffs through a comprehensive set of price increases, surcharges, geographic rebalancing and supply chain-related mitigation efforts, as well as incremental Reinvention-related savings.
We are working with supplier partners to minimize tariff-related cost increases and will monitor client sentiment and demand in response to price increases or surcharges used to mitigate the financial impact of future tariffs.

Lexmark Acquisition
We continue to make progress toward the closing of Lexmark. We received several key regulatory approvals in the past few months, including clearance of HSR in the US, anti-trust clearance in the UK and Canada and the clearance of most major EU countries’ Foreign Direct Investment regulatory processes. Remaining approvals are expected in the second quarter 2025. Outside of country-specific approvals, the last significant condition to close is the Ninestar shareholder vote and Chinese securities exchange approval, which is expected to take place in the coming months. We have secured 32% of the required shareholder vote as part of the acquisition agreement.
We continue to expect over $1/share of accretion associated with the Lexmark transaction, despite a slightly higher than expected cost of funding and the potential for incremental tariff expenses. Importantly, based on U.S. tariffs currently proposed, we expect no impact from tariffs on Lexmark’s branded business within a few quarters of acquisition close. Lexmark has a large manufacturing facility in Juarez, Mexico that can support all expected imports of branded product into the U.S. market on a USMCA compliant basis.
Reportable Segment Change
Beginning in the first quarter of 2025, the Company made a change to its reportable segments - Print and Other, and IT Solutions to align with a change in how the Chief Operating Decision Maker, our Chief Executive Officer, allocates resources and assesses performance against the Company’s key growth strategies. Prior to this change, the company had two reportable segments - Print and Other, and XFS. As a result of this change, prior period reportable segment results have been conformed to reflect the Company’s current reportable segments. See Reportable Segments - 2024 Segment Review, and APPENDIX II - Reportable Segments.
__________
(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Previously known as contractual print services, and includes revenues from service, maintenance and rentals. IT solutions and digital services are not included in managed print services.
(3)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware.

Financial Review
Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2025	2024	% Change	CC % Change	2025	2024
Equipment sales	$284	$290	(2.1)%	(0.7)%	19%	19%
Post sale revenue	1,173	1,212	(3.2)%	(1.2)%	81%	81%
Total Revenue	$1,457	$1,502	(3.0)%	(1.1)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Loss:
Sales	$557	$523	6.5%	8.7%
Less: IT Products(1)	(105)	(47)	123.4%	122.2%
Less: Supplies, paper and other sales	(168)	(186)	(9.7)%	(5.9)%
Equipment Sales	$284	$290	(2.1)%	(0.7)%

Services, maintenance, rentals and other(2),(3)	$900	$979	(8.1)%	(6.4)%
Add: IT Products(1)	105	47	123.4%	122.2%
Add: Supplies, paper and other sales	168	186	(9.7)%	(5.9)%
Post Sale Revenue	$1,173	$1,212	(3.2)%	(1.2)%

Segments
Print and Other(2)	$1,294	$1,428	(9.4)%	(7.6)%	89%	95%
IT Solutions	164	74	121.6%	124.8%	11%	5%
Intersegment elimination (4)	(1)	—	NM	NM	—%	—%
Total Revenue(5)	$1,457	$1,502	(3.0)%	(1.1)%	100%	100%
__________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)IT Products reflect IT hardware and software solutions provided by the IT Solutions segment. Refer to Reportable Segments - IT Solutions for further information.
(2)Services, maintenance, rentals and other revenue include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $33 million and $42 million for the first quarter 2025 and 2024, respectively.
(3)Services, maintenance, rentals and other revenue include IT services support of $58 million and $27 million for the first quarter 2025 and 2024, respectively, provided by our IT Solutions segment.
(4)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(5)Refer to Appendix II, Reportable Segments, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
(in millions)	2025	2024	B/(W)
Gross Profit	$426	$443	$(17)
RD&E	42	49	7
SAG	378	397	19

Equipment Gross Margin	27.9%	31.0%	(3.1)	pts.
Post sale Gross Margin	29.6%	29.1%	0.5	pts.
Total Gross Margin	29.2%	29.5%	(0.3)	pts.
RD&E as a % of Revenue	2.9%	3.3%	0.4	pts.
SAG as a % of Revenue	25.9%	26.4%	0.5	pts.

Pre-tax Loss	$(67)	$(150)	$83
Pre-tax Loss Margin	(4.6)%	(10.0)%	5.4	pts.

Adjusted(1) Operating Income	$22	$33	$(11)
Adjusted(1) Operating Income Margin	1.5%	2.2%	(0.7)	pts.
_____________
(1) Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2025	2024
Non-financing interest expense	$33	$26
Interest income	(2)	(3)
Non-service retirement-related costs	18	23
Currency losses, net	—	11
Commitment fee expense	18	—
Gain on early extinguishment of debt	—	(3)
Gain on release of contingent consideration	—	(5)
All other expenses, net	1	(5)
Other expenses, net	$68	$44

Reportable Segments
Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate. We have two operating and reportable segments – Print and Other and IT Solutions.
Segment Review

	Three Months Ended March 31,
(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(1)	Corporate Other(2)	Total
2025
Revenues	$1,294	$164	$1,458	$(1)	$—	$1,457
% of Total Revenue	89%	11%	100%
Segment Profit	41	5	46	—	(24)	22
Segment Margin(3)	3.2%	3.1%				1.5%

2024
Revenues	$1,428	$74	$1,502	$—	$—	$1,502
% of Total Revenue	95%	5%	100%
Segment Profit	58	(1)	57	—	(24)	33
Segment Margin(3)	4.1%	(1.4)%				2.2%

_____________
(1)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(2)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(3)Segment margin is based on total revenue.

Print and Other
The Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as associated financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes Xerox Financial Services, our global financing solutions provider, which enables the sale of our equipment and services (previously reported as the XFS segment).
Revenue

	Three Months Ended March 31,
(in millions)	2025	2024	% Change
Equipment sales	$284	$290	(2.1)%
Post sale revenue (1)	1,010	1,138	(11.2)%
Total Print and Other Revenue	$1,294	$1,428	(9.4)%
_____________
(1)Post sale revenue includes financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $33 million and $42 million for the first quarter 2025 and 2024, respectively.

Detail by product group is shown below.

	Three Months Ended March 31,				% of Equipment Sales
(in millions)	2025	2024	% Change	CC % Change	2025	2024
Entry	$43	$45	(4.4)%	(4.2)%	15%	15%
Mid-range	198	193	2.6%	3.9%	70%	67%
High-end	40	47	(14.9)%	(14.9)%	14%	16%
Other	3	5	(40.0)%	(40.0)%	1%	2%
Equipment Sales (1)	$284	$290	(2.1)%	(0.7)%	100%	100%

_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.

IT Solutions
The IT Solutions segment provides clients with global infrastructure technology solutions, with a focus on delivering business outcomes through a frictionless sales and service delivery experience. IT Solutions’ offerings include the provision of hardware, software and associated services as well as product lifecycle, deployment and network monitoring services, and managed services. It is comprised of our recent acquisition of ITsavvy, as well as our Canadian IT Services provider Powerland, and our legacy XBS IT solutions.

Revenue

	Three Months Ended March 31,
(in millions)	2025	2024	% Change
IT Products(1)	$105	$47	123.4%
IT Services(2)	58	27	114.8%
Intersegment revenue (3)	1	—	NM
Total IT Solutions	$164	$74	121.6%
__________
(1)IT Products reflect IT hardware and software solutions which include the sale of notebooks, network communications and other endpoint devices, desktop computers and other IT hardware. Software product sales include deployments of cloud and security solutions, endpoint security application suites, operating systems, other applications and network management solutions.
(2)IT Services reflect revenue associated with the implementation of IT solutions, including product lifecycle, deployment and network monitoring services, and managed services.
(3)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.

2024 Segment Review

The following are our 2024 segment results, recast for comparison purposes, to reflect the changes made to segment reporting in 2025:

(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(1)	Corporate Other(2)	Total
Q1 2024
Revenues	$1,428	$74	$1,502	$—	$—	$1,502
Segment Profit	58	(1)	57	—	(24)	33
Segment Margin(3)	4.1%	(1.4)%				2.2%

Q2 2024
Revenues	$1,494	$84	$1,578	$—	$—	$1,578
Segment Profit	107	1	108	—	(23)	85
Segment Margin(3)	7.2%	1.2%				5.4%

Q3 2024
Revenues	$1,442	$86	$1,528	$—	$—	$1,528
Segment Profit	103	$—	103	—	(23)	80
Segment Margin(3)	7.1%	—%				5.2%

Q4 2024
Revenues	$1,500	$114	$1,614	$(1)	$—	$1,613
Segment Profit	128	$—	128	—	(24)	104
Segment Margin(3)	8.5%	—%				6.4%

2024
Revenues	$5,864	$358	$6,222	$(1)	$—	$6,221
Segment Profit	396	$—	396	—	(94)	302
Segment Margin(3)	6.8%	—%				4.9%
_____________
(1)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(2)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(3)Segment margin is based on total revenue.

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.
Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully finance and close the acquisition of Lexmark, integrate the business, and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.
These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the first quarter 2025 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and similar types of professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we exclude these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Divestitures
•Reinvention-related costs
•Gain on early extinguishment of debt
•Commitment fee expense
•Inventory-related impact - exit of certain Production Print manufacturing operations
•Deferred tax asset valuation allowance
•Income tax on PARC donation
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income (loss) and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance, rentals and other.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions and pay dividends.

Adjusted Net (Loss) Income and EPS reconciliation

	Three Months Ended March 31,
	2025		2024
(in millions, except per share amounts)	Net (Loss)	Diluted EPS	Net (Loss) Income	Diluted EPS
Reported(1)	$(90)	$(0.75)	$(113)	$(0.94)
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations(2)	7		36
Restructuring and related costs, net	(1)		39
Amortization of intangible assets	10		10
Divestitures	(4)		54
Non-service retirement-related costs	18		23
Reinvention-related costs	6		—
Transaction and related costs, net	3		—
Commitment fee expense(3)	18		—
Gain on early extinguishment of debt	—		(3)
Deferred tax asset valuation allowance(4)	50		—
Income tax on PARC donation(5)	9		—
Income tax on adjustments(6)	(30)		(35)
Adjusted	$(4)	$(0.06)	$11	$0.06

Dividends on preferred stock used in adjusted EPS calculation(7)		$4		$4
Weighted average shares for adjusted EPS(7)		125		125
Fully diluted shares at end of period(8)		126
_____________
(1)Net Loss and EPS. First quarter 2025 Net Loss and Diluted Loss per Share include a charge to tax expense related to the establishment of $59 million of valuation allowances, or $0.47 per share, and $14 million of after-tax financing-related charges, or $0.11 per share, related to our recently completed debt offering. First quarter 2024 Net Loss and Diluted Loss per Share include a $100 million after-tax Reinvention-related charge, or $0.81 per share, primarily related to the exit of certain Production Print manufacturing operations and geographic simplification.
(2)Reflects inventory-related charges of approximately $7 million and $32 million and the cancellation of related purchase contracts of $0 and $4 million, as a result of the exit of certain production print manufacturing operations during the first quarter 2025 and 2024, respectively.
(3)Primarily reflects fees associated with the recently completed private offering of $400 million in aggregate principal amount of 10.25% Senior Secured First Lien Notes and $400 million aggregate principal amount of 13.5% Senior Secured Second Lien Notes Due in 2031.
(4)Reflects the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability.
(5)Reflects the change in the realizability of the PARC donation tax benefit recognized in the second quarter of 2023.
(6)Refer to Adjusted Effective Tax Rate reconciliation.
(7)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(8)Reflects common shares outstanding at March 31, 2025, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the first quarter 2025. Excludes potentially dilutive common shares associated with our Series A convertible preferred stock, as well shares granted under stock-based compensation programs, all of which were anti-dilutive for the first quarter 2025.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended March 31,
	2025			2024
(in millions)	Pre-Tax (Loss)	Income Tax Expense (Benefit)	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit)	Effective Tax Rate
Reported(1)	$(67)	$23	(34.3)%	$(150)	$(37)	24.7%
Income tax on PARC donation(2)	—	(9)		—	—
Deferred tax asset valuation allowance(2)	—	(50)		—	—
Non-GAAP adjustments(2)	57	30		159	35
Adjusted(3)	$(10)	$(6)	60.0%	$9	$(2)	(22.2)%
_____________
(1)Pre-tax loss and income tax expense (benefit).
(2)Refer to Adjusted Net (Loss) Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax (Loss) is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) Income under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended March 31,
	2025			2024
(in millions)	(Loss) Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$(90)	$1,457		$(113)	$1,502
Income tax expense (benefit)	23			(37)
Pre-tax loss	$(67)	$1,457	(4.6)%	$(150)	$1,502	(10.0)%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations(2)	7			36
Reinvention-related costs	6			—
Restructuring and related costs, net	(1)			39
Amortization of intangible assets	10			10
Divestitures	(4)			54
Transaction and related costs, net	3			—
Other expenses, net (3),(4)	68			44
Adjusted	$22	$1,457	1.5%	$33	$1,502	2.2%
_____________
(1)Net Loss.
(2)Reflects inventory-related charges of approximately $7 million and $32 million and the cancellation of related purchase contracts of $0 and $4 million, as a result of the exit of certain production print manufacturing operations during the first quarter 2025 and 2024, respectively.
(3)Includes non-service retirement-related costs.
(4)Includes fees associated with the recently completed private offering of $400 million in aggregate principal amount of 10.25% Senior Secured First Lien Notes and $400 million aggregate principal amount of 13.5% Senior Secured Second Lien Notes Due in 2031.

Adjusted Gross Profit and Margin

	Three Months Ended March 31,
(in millions)	2025		2024
Revenue(1)	$1,457		$1,502
Cost of revenue (1)	(1,031)		(1,059)
Gross Profit and Margin	426	29.2%	443	29.5%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	7		36
Adjusted Gross Profit and Margin	$433	29.7%	$479	31.9%
_____________
(1)Total Revenues and cost of revenues

Free Cash Flow reconciliation

	Three Months Ended March 31,
(in millions)	2025	2024
Reported(1)	$(89)	$(79)
Less: capital expenditures	20	10
Free Cash Flow	$(109)	$(89)
_____________
(1)Net cash used in operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2025
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $16	~ $6,350	~ 0.25%
Adjustments:
Restructuring and related costs, net	30
Amortization of intangible assets	30
Other expenses, net	244
Adjusted (4)	~ $320	~ $6,350	At least 5.0%
_____________
(1)Pre-tax income and Revenue
(2)Full-year revenue reflects low single-digit growth in constant currency.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Adjusted pre-tax income reflects the adjusted operating margin guidance of at least 5.0%.

Free Cash Flow

(in millions)	FY 2025
Operating Cash Flow (1)	~$420-$470
Less: capital expenditures	(70)
Free Cash Flow	~$350-$400
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
Loss per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended March 31,
	2025	2024
Basic Loss per Share:
Net Loss	$(90)	$(113)
Accrued dividends on preferred stock	(4)	(4)
Adjusted net loss available to common shareholders	$(94)	$(117)
Weighted average common shares outstanding	125,194	123,924

Basic Loss per Share	$(0.75)	$(0.94)

Diluted Loss per Share:
Net Loss	$(90)	$(113)
Accrued dividends on preferred stock	(4)	(4)
Adjusted net loss available to common shareholders	$(94)	$(117)
Weighted average common shares outstanding	125,194	123,924
Common shares issuable with respect to:
Stock Options	—	—
Restricted stock and performance shares	—	—
Convertible preferred stock	—	—
Adjusted weighted average common shares outstanding	125,194	123,924

Diluted Loss per Share	$(0.75)	$(0.94)

The following securities were not included in the computation of diluted loss per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	147	216
Restricted stock and performance shares	16,415	5,950
Convertible preferred stock	6,742	6,742
Convertible notes	19,196	19,196
Total Anti-Dilutive Securities	42,500	32,104

Dividends per Common Share	$0.125	$0.25

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. During the first quarter of 2025, the Company updated its reportable segments to align with a change in how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies. As such, it was determined that there are two reportable segments - Print and Other, and IT Solutions. Prior to this change, the company had determined that there were two reportable segments - Print and Other, and Xerox Financial Solutions (XFS). As a result of this change, prior period reportable segment results have been recast to reflect the Company’s current reportable segments. Refer to Reportable Segments - Segment Review, for additional information related to these two segments.
Our Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as associated financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes Xerox Financial Services, our global financing solutions provider, primarily enabling the sale of our equipment and services (previously reported XFS segment). The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments for the exclusive right to provide lease financing for Xerox products.
Our IT Solutions segment provides clients with global infrastructure technology solutions, with a focus on delivering business outcomes through a frictionless sales and service delivery experience. IT Solutions’ offerings include the provision of hardware, software and associated services as well as product lifecycle, deployment and network monitoring services, and managed services. It is comprised of our recent acquisition of ITsavvy, as well as our Canadian IT Services provider Powerland, and our legacy XBS IT solutions.